Exhibit 5.1

August 12, 2025

KORU Medical Systems, Inc.

100 Corporate Drive

Mahwah, NJ 07430

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to KORU Medical Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale of (i) 300,000 shares of the Company’s restricted common stock, par value $0.01 per share (the “Restricted Common Stock”), issuable pursuant to an individual Restricted Stock Agreement (time-based), dated as of July 28, 2025, between the Company and Adam Kalbermatten (the “Restricted Stock Agreement”) and (ii) 600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to an individual Nonqualified Stock Option Award (time-based), dated as of August 1, 2025, between the Company and Adam Kalbermatten (the “Nonqualified Stock Option Award,” and collectively with the Restricted Stock Agreement, the “Awards”). In this opinion, we refer to the shares of Restricted Common Stock and Common Stock described above as the “Shares”.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Certificate of Incorporation, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company, and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the persons executing the documents examined by us have the legal capacity to execute such documents; (e) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; and (f) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

KORU Medical Systems, Inc.

August 12, 2025

Based on such examination, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered to Adam Kalbermatten in accordance with the provisions of the Awards, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

We express no opinion as to the laws of any jurisdiction other than the State of Delaware.

Very truly yours,

/s/ Royer Cooper Cohen Braunfeld LLC